SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2010

LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015
(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

___           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On June 29, 2010, Lexington Realty Trust, or the Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., and Net 3 Acquisition L.P., jointly and severally as borrowers, KeyBank National Association, as agent, and each of the financial institutions a signatory thereto together entered into the First Amendment to Credit Agreement relating to the original Credit Agreement, dated February 13, 2010.

Under the original Credit Agreement, the Trust, with the consent of the lenders, had the ability to increase the size of (1) the term loan portion by $135.0 million and (2) the revolving loan portion by $115.0 million (or $250.0 million in the aggregate, for a total facility size of $500.0 million) by adding properties to the borrowing base.

The First Amendment provides (1) for the addition of a commitment from TD Bank, N.A. in the amount of $25.0 million for the revolving loan portion and (2) that the term loan portion of the Credit Agreement may not be increased, but the revolving loan portion may be increased to $335.0 million by adding properties to the borrowing base.  The current capacity of the revolving loan is $175.0 million.  No additional borrowings were made by the Trust in connection with the First Amendment and, as of June 30, 2010, $80.0 million was outstanding under the term loan portion and no borrowings were outstanding under the revolving loan portion.

The foregoing description of the First Amendment is qualified in its entirety by reference to the copy attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.                      Financial Statements and Exhibits.

(d)         Exhibits

10.1	First Amendment to Credit Agreement, dated June 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: July 1, 2010                                                                By:     /s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer

Exhibit Index

10.1 First Amendment to Credit Agreement, dated June 29, 2010